Exhibit 99.1

FOR IMMEDIATE RELEASE:
Date:	January 24, 2007
Contact:	David Nolan
Executive Vice President and Chief Financial Officer
(315) 336-7300

Rome Bancorp Reports Earnings, Increase in Quarterly Dividend and Stock Repurchase Program

Rome Bancorp, Inc. (the "Company") (NASDAQ: ROME), the holding company of The Rome Savings Bank (the "Bank"), announced today the Company's results of operations for the three month period and the year ended December 31, 2006 (unaudited).

For the three month period ended December 31, 2006, the Company recorded net income of $838,000 or $0.10 per diluted share compared to $781,000, or $0.08 per diluted share for the same period in 2005. The increase in quarterly earnings was attributable to a $108,000 decrease in loan loss provision, a $52,000 reduction in non-interest expenses and a $185,000 decrease in income tax expense. Partially offsetting the foregoing increases was a $271,000 decrease in net interest income before the provision for loan losses and a $17,000 decrease in non-interest income compared to the fourth quarter of 2005. Fourth quarter 2006 diluted earnings per share were positively impacted by a reduction in average outstanding shares from 9,374,155 in the same period of 2005 to 8,118,954, due to the Company's 2006 stock repurchase program.

Net interest income was $3.4 million for the three months ended December 31, 2006, a decrease of $271,000 or 7.4% from $3.6 million for the three months ended December 31, 2005. This decrease is primarily due to a $236,000, or 30.5%, increase in interest expense over the same quarter of 2005. Fourth quarter interest expense on deposit accounts increased over the same period of 2005 by $125,000 reflecting upward pressure on rates paid to depositors, in line with market trends. Interest expense related to borrowings increased by $111,000 due to both increases in average outstanding borrowings and interest rates. Average borrowings for the fourth quarter rose to $17.1 million from $9.5 million in the same quarter of 2005 to provide funding for the Company's 2006 stock repurchases, loans and bank-owned life insurance.

The Company recorded a $7,000 provision for loan losses in the fourth quarter of 2006, as compared to $115,000 in the same period of 2005. This lower provision was deemed appropriate due to a relatively low level of loan losses in the fourth quarter of 2006 and continued stability in the loan portfolio.

The Company sold no securities in the fourth quarter of 2006, while two sales in the final quarter of 2005 yielded book gains of $59,000. Non-interest income recorded in the fourth quarter of 2006 increased by $42,000 over the same period of 2005, primarily due to increases in cash surrender value on bank-owned life insurance that was purchased in mid-2006. Fourth quarter non-interest expense decreased slightly as compared to 2005, remaining generally stable at $2.8 million. Income tax expense for the fourth quarter of 2006 was $273,000 compared to $458,000 in the same period of 2005, due to a decrease in pre-tax earnings and an increase in permanent tax benefits.

Net income for the Company for the twelve month period ended December 31, 2006 was $2.5 million, or $0.29 per diluted share, compared to $3.4 million, or $0.36 per diluted share for 2005. The decrease in earnings for the year was primarily driven by an increase in non-interest expense of $1.9 million (as discussed below), a decrease in non-interest income and securities gains of $129,000, and an increase in the provision for loan losses of $32,000, partially offset by an increase in net interest income before the provision for loan losses of $437,000 and a reduction in income tax expense of $693,000. Diluted earnings per share were positively impacted by a decrease in outstanding diluted shares to 8,729,245 for 2006 from 9,405,710 for the prior year, due to the Company's 2006 stock repurchase program.

Net interest margin for the twelve months ended December 31, 2006 was 5.04%, the highest in the history of the Company, up from 4.80% for the same period of 2005. The increase in net interest margin is primarily attributable to growth in both the average balances and yields earned on the loan portfolio. Service charges and other non-interest income remained constant at $1.9 million for both 2005 and 2006. Gains on securities sales for the year ended December 31, 2006 were $11,000, down from $105,000 in the prior year, due to a lower level of sales activity.

The Company recorded a provision for loan losses in 2006 of $147,000, as compared to $115,000 in 2005. During 2005, the Company benefited from the receipt a large second quarter recovery on a commercial loan that had been charged off in fiscal 2000, hence a lower than normal provision was required. During 2006, the Company experienced a relatively low level of charge-offs and continued stable asset quality of the overall loan portfolio. The allowance for loan losses as a percentage of total loans was 0.74% at December 31, 2006 compared to 0.77% at December 31, 2005. This ratio is considered appropriate due to the growth in the Company's residential mortgage portfolio of $8.6 million over the past year. The allowance for loan losses as a percentage of non-performing loans was 178.0% at December 31, 2006, as compared to 207.0% at the previous year end.

Non-interest expense increased by $1.9 million to $11.9 million in 2006 compared to $10.0 million in the prior year. Of this increase, $1.6 million, net of tax $1.0 million or $0.12 cents per diluted share, is non-cash amortization expense of stock-based compensation as required under FAS #123R, which became effective for the Company in 2006. Under the current standards, companies are required to value and expense new stock option grants. In addition, should a stock-based compensation plan provide for vesting upon retirement, the full expense of a stock-based grant must be expensed for financial statement purposes upon retirement eligibility regardless of the requisite vesting period. This accelerated expense recognition provision of FAS #123R, which shifted book expense originally expected to be recorded in later years to the second quarter of 2006, reduced 2006 net income by $843,000, or $0.10 per diluted share. The decrease in 2006 tax expense is primarily attributable to lower pre-tax income levels.

Total assets were $298.6 million at December 31, 2006 in comparison to $308.8 million at December 31, 2005. The majority of this decrease was attributable to the Company's use of cash to repurchase $17.8 million of treasury stock in 2006.

Charles M. Sprock, Chairman, CEO and President of Rome Bancorp, Inc., stated, "Despite operating in a challenging interest rate environment, we have been able to maintain a robust net interest margin and strong balance sheet. We look forward to growing our franchise in 2007 with the spring opening of our much anticipated Lee branch."

In addition, the Company announced that its Board of Directors has authorized the repurchase of up to 423,000 shares (approximately 5%) of its outstanding common stock, as market conditions warrant in open market and privately negotiated transactions, over the next twelve months.

The Company also announced that its Board of Directors has declared an increased quarterly dividend on the Company's common stock in the amount of 8.0 cents ($0.08) per share, representing an annual increase of 2.0 cents ($0.02), or 6.7% per share. The dividend is payable on February 20, 2007 to stockholders of record at the close of business on February 5, 2007.

Finally, the Company announced that its Board of Directors has appointed Bruce R. Engelbert to the Company's Audit Committee. Mr. Engelbert, age 69, is a retired President of Engelbert's Jewelers, Inc., a retail jewelry business with one store in Rome and another in New Hartford, New York. Mr. Engelbert has been a director of the Bank since 1982, and a director of the Company since 1999.

Mr. Engelbert fills a vacancy on the committee resulting from the retirement of T. Richard Leidig from the Board effective December 31, 2006. The Company received a Nasdaq Staff Deficiency Letter on January 19, 2007 indicating that, following the resignation of Mr. Leidig from the Company’s Board of Directors, the Company was not in compliance with Marketplace Rule 4350(d)(2)(A) as a result of not continuously having at least three independent Board members on its Audit Committee. The Nasdaq letter advised that the Company was within the cure period to regain compliance and was not subject to delisting from Nasdaq as a result of the deficiency unless it failed to fill the vacancy no later than the Company’s next annual meeting of shareholders or June 29, 2007. The Company has today received notice from Nasdaq that it has determined that the Company is again in compliance with Marketplace Rule 4350(d)(2)(A) and that it considers the matter closed.

Forward-Looking Statements

Statements included in this discussion and in future filings by Rome Bancorp, Inc. with the Securities and Exchange Commission, in Rome Bancorp, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Rome Bancorp, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect Rome Bancorp, Inc.'s actual results, and could cause Rome Bancorp, Inc.'s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation. The foregoing list should not be construed as exhaustive, and Rome Bancorp, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

Rome Bancorp, Inc.
Selected Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

	As of

	December 31,	December 31,
	2006	2005

Selected Financial Condition Data:
Total assets	298,625	$308,853
Loans, net	262,572	251,918
Securities	6,841	11,882
Cash and cash	7,858	34,235
equivalents
Total deposits	196,006	201,468
Borrowings	20,172	9,374
Total shareholders' equity	77,285	93,478
Allowance for loan losses	1,965	1,960
Non-performing loans	1,104	947
Non-performing assets	1,149	947

	For the three months ended		For the twelve months ended
	December 31,		December 31,

	2006	2005	2006	2005
Selected Operating Data:
Interest income	$4,383	$4,418	$17,457	$16,535
Interest expense	1,011	775	3,521	3,036

Net interest income	3,372	3,643	13,936	13,499
Provision for loan losses	7	115	147	115

Net interest income after provision	3,365	3,528	13,789	13,384
for loan losses
Non-interest income:
Service charges and other income	503	461	1,886	1,921
Net gain on securities	0	59	11	105

Total non-interest income	503	520	1,897	2,026
Non-interest expense	2,757	2,809	11,860	9,977

Income before income taxes	1,111	1,239	3,826	5,433
Income tax expense	273	458	1,338	2,031

Net income	$838	$781	$2,488	$3,402

Rome Bancorp, Inc.
Selected Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

	For the three months ended		For the twelve months ended
	December 31,		December 31,

	2006	2005	2006	2005

Selected Financial Ratios and Other Data:

Performance Ratios:
Basic earnings per share	$0.11	$0.09	$0.29	$0.37
Diluted earnings per share	$0.10	$0.08	$0.29	$0.36
Return on average assets	1.13%	1.01%	0.83%	1.13%
Return on average equity	4.20%	3.31%	2.91%	4.29%
Net interest rate spread	4.30%	4.38%	4.37%	4.27%
Net interest margin	5.00%	5.01%	5.04%	4.80%
Non-interest expense to average assets	3.71%	3.62%	3.94%	3.31%
Efficiency ratio	70.87%	67.94%	74.59%	64.09%
Average interest-earning assets to	145.83%	159.82%	152.72%	149.44%
average interest-bearing liabilities

	As of

	December 31,	December 31,
	2006	2005

Equity Ratios:
Equity to assets	25.88%	30.27%
Book value per share	$9.13	$9.66
Asset Quality Ratios:
Nonperforming loans as percent of loans	0.42%	0.37%
Nonperforming assets as percent of total assets	0.38%	0.31%
Allowance for loan losses as a percent of loans	0.74%	0.77%
Allowance for loan losses as a percent of non-performing loans	178.0%	207.0%

Notes:
1. Includes tax equivalent adjustment for the Company's tax-exempt municipal securities.